Exhibit 10.25

MERGER AGREEMENT

BETWEEN

PHOTRONICS SEMICONDUCTOR MASK CORP.

AND

DNP PHOTOMASK TECHNOLOGY TAIWAN CO. LTD.

[．], 2013

TABLE OF CONTENTS

[．]

MERGER AGREEMENT

THIS MERGER AGREEMENT is made and entered into as of this [．] day of [．] 2013 (“Signing Date”) by and between:

(1)	Photronics Semiconductor Mask Corp., a company organized and existing under the laws of the Republic of China ("R.O.C."), with its registered office at1F, No. 2, Lising Road, Hsinchu City, Hsinchu Science Park, Taiwan, R.O.C. ("Party A"); and

(2)	DNP Photomask Technology Taiwan Co. Ltd., a company organized and existing under the laws of the R.O.C., with its registered office at No. 6, Lising 7th Rd., East District, Hsinchu City, Hsinchu Science Park, Taiwan, R.O.C. ("Party B").

(Party A and Party B are hereinafter individually a "Party" and collectively the "Parties".)

WHEREAS, in order to integrate resources, reduce operating costs, and expand the economic scale of Party A, the Parties would like to execute this Agreement and pursue a merger with each other with consideration payable in Party A’s new shares.

WHEREAS, Photronics, Inc., a company incorporated under the laws of the State of Connecticut with its corporate headquarters located at 15 Secor Road, Brookfield, Connecticut, U.S.A. (“Photronics”), which owns 100% shares of Party A directly or indirectly, and Dai Nippon Printing Co., Ltd., a company incorporated under the laws of Japan with its corporate headquarters located at 1-1, Ichigaya Kagacho 1-chome, Shinjuku-ku, Tokyo, Japan (“DNP”), which owns 100% shares of Party B directly, have entered into (i) a Joint Venture Framework Agreement (the “Framework Agreement”) and (ii) in connection with the closing of the merger transaction contemplated hereunder a Joint Venture Operating Agreement (the “Operating Agreement”) related to the operation of the Surviving Company (as defined in Article 1.1 below).

NOW THEREFORE, in consideration of the foregoing and of the representations, covenants and agreements contained herein, the Parties hereby agree as follows:

ARTICLE I

MERGER

1.1	Method of Merger

Subject to the terms and conditions hereof, the Parties agree to the merger of Party B with and into Party A (the “Merger”) pursuant to Article 18 of the Business Mergers and Acquisitions Act in Taiwan (the “M&A Act”), whereby Party A shall be the surviving company (the “Surviving Company”). The Chinese and English names of the Surviving Company shall be [台湾美日先進光罩股份有限公司] and Photronics DNP Mask Corporation, respectively.

1.2	Capital Stock

(a)	Capital Stock of Party A. Subject to change resulted from PSMC’s Permitted Capital Reduction (as defined below), as of the date of execution hereof, Party A has an authorized capital of * and a paid-in capital of * divided into * shares of common stock with a par value of * per share which are 100% owned directly or indirectly by Photronics.

(b)	Capital Stock of Party B. Subject to change resulted from DPTT’s Permitted Capital Increase (as defined below), as of the date of execution hereof, Party B has an authorized capital of * and a paid-in capital of * divided into * shares of common stock with a par value of * per share, which are 100% owned by DNP.

(c)	Capital Stock of Surviving Company. Immediately after the Closing (as defined in Article 1.5 below) of the Merger, the amount of authorized capital and that of paid-in capital of the Surviving Company shall be as set forth in Schedule II hereof.

1.3	Merger Consideration

The consideration for the Merger shall be payable in Party A’s new shares. The Parties agree that upon the Closing, Party A shall, subject to Article 1.4 hereof, issue the amount of common shares as set forth in Schedule II hereof (which shall amount to 49.99% of the Surviving Company's total issued and outstanding shares immediately after the Closing) of Party A to DNP, which is Party B’s sole shareholder, as the consideration for the Merger (the "Merger Consideration"). DNP’s shareholding in Party B as recorded on the shareholder roster of Party B as of the date of Closing shall be delivered to and then cancelled by Party A upon the Closing.

Each share held in the treasury of Party B, if any, shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled without payment of any consideration, as of the date of the Closing.

1.4	Adjustment of Merger Consideration

After this Agreement has been approved by the resolution of both Parties’ board of directors meeting and shareholders meeting (whose function will be carried out by the board of directors in accordance with the Company Act of R.O.C. if the relevant Party is wholly owned by a corporate entity), as applicable, in the event of the following, the shareholders or board of directors shall have authorized their respective board of directors pursuant to applicable law to negotiate and agree with each other on the adjustment of the Merger Consideration for and on behalf of the respective Party within ten (10) business days after the occurrence of such event in accordance with applicable laws and this Article 1.4, and the foregoing adjustment is not required to be further approved by the shareholders meeting of the Parties:

(a)	The occurrence of any event which will have a material impact on the financial circumstances of Party A or Party B, including but not limited to, the disposal by Party A or Party B of any of its material assets;

(b)	The occurrence of any event which will have a material impact on the rights of shareholders or price of shares of Party A or Party B, such as a major disaster (natural or otherwise), major revolution in technologies, or any act of war or terrorist activity;

(c)	Party A’s or Party B’s repurchase of treasury shares;

(d)	Adjustment of the Merger Consideration is necessary due to change of regulation, order by relevant authorities or administrative guideline;

(e)	The occurrence of any other major events affecting the business or operation of Party A or Party B; or

(f)	The occurrence of any other major events that requires the adjustment of the Merger Consideration (including but not limited to either Party’s material breach of its covenants in Article III or its representations or warranties in Article IV).

For avoidance of doubt, no adjustment is required for PSMC’s Permitted Capital Reduction and DPTT’s Permitted Capital Increase.

1.5	Merger Effective Date

Subject to the satisfaction or waiver of the conditions precedents set forth in Article II below and the terms of this Agreement, the closing of the Merger (“Closing”) shall take place on the date that is set and determined by the board of directors of each of the Parties but shall be no later than five (5) business days, or such other date that shall be mutually agreed upon by the board of directors of each Party in writing, after all of the conditions set forth in Article II have been satisfied or waived.

1.6	Delivery of Share Certificates and Payment of Merger Consideration

Matters regarding (i) the delivery of share certificates representing the shares of Party B by its shareholder to Party A; and (ii) and the delivery of the share certificates representing the Merger Consideration by Party A to Party B’s shareholder shall be reasonably decided by Party A and Party B before the date of Closing.

1.7	Articles of Incorporation, Directors and Supervisors of Surviving Company

(i) Upon the Closing, the Articles of Incorporation of the Surviving Company shall have been duly amended to the one attached hereto as Exhibit A; and (ii) Party A shall, within fifteen (15) calendar days after the Closing, convene a shareholders’ meeting to elect new directors and supervisors of the Surviving Company in accordance with the Operating Agreement.

1.8	Assumption of Rights and Obligations

Upon the Closing, any and all assets, liabilities and rights and obligations of Party B as of the date of Closing shall continue and be assumed by the Surviving Company.

1.9	Transfer of Employees

Unless otherwise agreed by the Parties, on or before thirty (30) calendar days before the date of Closing, all the employees of Party B*

ARTICLE II

CONDITIONS PRECEDENT

2.1	Mutual Conditions to Closing.

The obligations of the Parties to consummate the Merger at the Closing shall be subject to the satisfaction of the following on or prior to the Closing:

(a)	The board of directors and shareholders meeting approvals (if required by applicable laws) for the Merger by each Party shall have been obtained, not revoked and shall remain in full force and effect;

(b)	All prior approvals and consents required for the consummation of the Merger or in connection with the authorization, execution and performance of this Agreement from the relevant authorities (the "Regulatory Approvals") and/or any other third party approvals (other than any approvals and consents where the failure to obtain such approvals and consents, either in any individual case or in the aggregate, would not have a material adverse effect on the Merger contemplated hereby) as listed in Schedule I shall have been duly obtained, made or given and shall be in full force and effect and shall not impose material restrictions or other material burdens on the Parties or the Surviving Company with respect to the Merger or the matters contemplated in the Transaction Agreements (as defined in the Framework Agreement);

(c)	There shall not (i) be in effect any law, regulation, ruling or governmental order of any governmental authority which makes illegal, prevents or restricts the consummation of the Merger or other transactions contemplated by any other Transaction Agreement, the performance by the applicable Parties of their respective obligations under this Agreement or any other Transaction Agreement, or impairs the ability of the Surviving Company to own or conduct the business of Party A and Party B as previously conducted, whether directly or indirectly, (ii) have been commenced or threatened any action or proceeding by any governmental authority which seeks to prevent the Merger or the performance by the applicable Parties of their respective obligations under this Agreement or any other Transaction Agreement; and

(d)	The Framework Agreement, the Operating Agreement and all other Transaction Agreements shall have been executed and delivered.

2.2	Additional Conditions to the Obligations of Party A

The obligation of Party A to consummate the Merger shall be subject to the satisfaction of the following conditions (in addition to those specified in Article 2.1) on or prior to the Closing (unless and to the extent waived, wholly or in part, by Party A):

(a)	Party B shall have performed and complied with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing, including Article 3.4 provided that a failure to obtain any third party consent that is not listed in Schedule I (Approvals) prior to the Closing should not be deemed a breach or non-performance of Article 3.5 for the purpose of this Article 2.2(a);

(b)	No events or circumstances which result in an event that is materially adverse to the business, properties or assets, including contracts, customer and supplier relationships ("Material Adverse Change") of Party B shall have occurred since the date hereof;

(c)	All of the representations and warranties in Article IV given by Party B shall be true, accurate and not misleading in all material respects as of the date of Closing;

(d)	Party A shall have received at the Closing a certificate issued by an executive officer of Party B, dated as of the date of Closing, in form and substance substantially as set forth in Exhibit B attached hereto;

(e)	DNP is not in any material breach, noncompliance or other default of any provision of the Framework Agreement;

(f)	No government order has been issued, or other government action has been taken, to prohibit Party A from completing the capital reduction in the amount set forth in Schedule II prior to the Closing for the purpose of adjustment of Party A’s evaluation for the Merger, after which capital reduction its paid-in capital should become the amount as set forth in Schedule II with a par value of * per share, which are 100% owned directly or indirectly by Photronics as of the date of Closing (“PSMC’s Permitted Capital Reduction”), and Party B has not taken any action to prohibit the completion of PSMC’s Permitted Capital Reduction prior to the Closing; and

(g)	Party B has, after obtaining all required corporate or governmental approvals, duly and legally completed capital increase in the amount set forth in Schedule II for the purpose of repaying its existing loans as of the Signing Date (the “Existing Loans”), after which capital increase its paid-in capital should become the amount as set forth in Schedule II with a par value of * per share, which are 100% owned by DNP, as of the date of Closing (“DPTT’s Permitted Capital Increase”), and Party B has*.

2.3	Additional Conditions to the Obligations of Party B.

The obligation of Party B to consummate the Merger shall be subject to the satisfaction of the following conditions (in addition to those specified in Article 2.1) on or prior to the Closing (unless and to the extent waived, wholly or in part, by Party B):

(a)	Party A shall have performed and complied with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing, including Article 3.4 provided that a failure to obtain any third party consent that is not listed in Schedule I (Approvals) prior to the Closing should not be deemed a breach or non-performance of Article 3.5 for the purpose of this Article 2.3(a);

(b)	No Material Adverse Change of Party A shall have occurred since the date hereof;

(c)	All of the representations and warranties in Article IV given by Party A shall be true, accurate and not misleading in all material respects as of the date of the Closing;

(d)	Party B shall have received at the Closing a certificate issued by an executive officer of Party A, on behalf of Party A and dated as of the date of the Closing, in form and substance substantially as set forth in Exhibit C attached hereto;

(e)	Photronics is not in any material breach, noncompliance or other default of any provision of the Framework Agreement;

(f)	No government order has been issued, or other government action has been taken, to prohibit Party B from completing the DPTT’s Permitted Capital Increase prior to the Closing, and Party A has not taken any action to prohibit the completion of DPTT’s Permitted Capital Increase prior to the Closing; and

(g)	Party A has, after obtaining all required corporate or governmental approvals, duly and legally completed PSMC’s Permitted Capital Reduction

ARTICLE III

COVENANTS

Unless otherwise provided herein, during the period from the Signing Date until the Closing, Party A hereby covenants and agrees with Party B the following with respect to Party A, and Party B hereby covenants and agrees with Party A the following with respect to Party B:

3.1	Covenants with Respect to this Agreement

Neither Party A nor Party B shall take any action that would make any representation or warranty of it contained herein untrue or incorrect or have the effect of preventing, impeding, or in any material respect, interfering with or adversely affecting the performance by it of its obligations under this Agreement or any other Transaction Agreement.

3.2	Issuance of shares

Except for the DPTT’s Permitted Capital Increase, neither Party A nor Party B shall conduct any cash capital increase, issuance of bonus shares, stock options, or other equity based securities.

3.3	Conduct of Business of Party A or Party B with Respect to this Agreement

(a)	the business of Party A and Party B shall be conducted in substantially the same manner as heretofore conducted and only in the ordinary course of business, and each of Party A and Party B shall use their reasonable best efforts to preserve the business organization of Party A or Party B, and to maintain the existing relations with customers, creditors, business partners and others having business dealings with Party A or Party B.

(b)	neither Party A nor Party B shall pass any resolution for its winding up, bankruptcy, re-organization or dissolution or liquidation or apply for the appointment of a receiver, manager or judicial manager or like officer;

(c)	neither Party A nor Party B shall take any of the following actions without the prior written consent of the other Party except for the DPTT’s Permitted Capital Increase and PSMC’s Permitted Capital Reduction:

(i)	unless otherwise permitted under Article 1.7 hereof, amend its articles of incorporation or make any material change in any policy on corporate governance, internal control, accounting or the like;

(ii)	issue, sell, transfer, dispose of or create encumbrances over any shares, securities, or options kind;

(iii)	make a capital reduction or split or combine any of its capital stock or securities;

(iv)	redeem, purchase or otherwise acquire directly or indirectly any of its capital stock or securities;

(v)	enter into any business outside the existing scope of business, change the scope of the existing business or cease carrying on business;

(vi)	sell or otherwise dispose of all or substantially all of its assets to any third party or contract to do so;

(vii)	change its auditors;

(viii)	change its financial year-end or tax accounting year-end;

(ix)	except in the ordinary course of its business, acquire assets in excess of * in the aggregate;

(x)	create or establish any subsidiary, acquire any interest in any other person or entity or enter into any joint venture, business alliance or partnership;

(xi)	except in the ordinary course of its business, make any borrowings, incur any indebtedness or enter into any financial commitments, guarantees or provision of any kind of security;

(xii)	enter into any M&A transaction (such as merger, spin-off, business transfer/assumption and share exchange) other than the Merger contemplated hereunder; or

(xiii)	make any distribution to its shareholder(s), employees and/or directors/supervisors.

Notwithstanding anything to the contrary set forth herein, the Parties agree that DPTT’s*.

3.4	Access to Information

During the period from the Signing Date until the Closing, upon reasonable notice and to the extent permitted by applicable laws and regulations, either Party shall afford the other Party and its representatives reasonable access, during normal business hours, to additional financial and operating data and other information of Party A or Party B as the other Party may reasonably request. Each Party shall permit the other Party and its advisers to perform an audit of the financial accounts of Party A or Party B at such time as may reasonably be requested prior to the Closing.

3.5	Regulatory and Other Authorizations; Notices and Consents

Each Party will at the other Party 's request cooperate with and assist the other Party in obtaining all Regulatory Approvals and all consents and approvals that the other Party may be required to obtain in connection with the consummation of the Merger. Each Party shall use their respective reasonable best efforts to obtain, prior to the date of consummation of the Merger, all consents to the performance by it of its obligations under this Agreement and the consummation of the Merger that may be required under each material contract to which it is a party (the “Required Contractual Consents”). All Required Contractual Consents shall be in writing and executed counterparts thereof shall be delivered to the other Party at or prior to the Closing.

3.6	Notification to Creditors.

As soon as practical after the approval of the Merger by a resolution adopted at each Party's board of directors meeting and shareholders meeting, as applicable, each of Party A and Party B shall (i) make an announcement and notify its creditors of the Merger; and (ii) designate a thirty (30)-day period for the creditors to object to the Merger. In the event any creditor objects to the Merger within said thirty (30)-day period, Party A or Party B, as applicable, shall (i) settle the account(s) payable to the objecting creditor; (ii) deposit a security bond or establish a trust specifically for the purpose of settling the account(s) payable to the objecting creditor; or (iii) prove to the objecting creditor that the Merger will not have any adverse impact on the rights of the objecting creditor.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Each of Party A and Party B represents and warrants to the other that the following are true and accurate, as of the date of execution hereof and as of the date of Closing, respectively:

(a)	Legal Establishment and Existence. It is a corporation duly organized and validly existing under the laws of the R.O.C., and has obtained all necessary licenses, approvals, permits and other certification required for operating its existing business activities;

(b)	Full Power and Valid Authorization. It has full legal capacity and power and is duly and validly authorized to execute and perform this Agreement;

(c)	Validity of the Agreement. Its execution and performance of this Agreement is not in violation of the following: (i) any provisions of applicable laws and regulations; (ii) its articles of incorporation and other applicable internal rules; (iii) any rulings, orders or dispositions of the court or relevant authorities; and (iv) any contracts, agreements, representations, undertakings, warranties, binding arrangements or any other legal or contractual obligations, except with respect to clause (i) and (iv) where the failure of such violation would not, individually or in the aggregate, have a Material Adverse Change; and

(d)	Enforceability. This Agreement constitutes the legally valid and binding obligations of it, enforceable against it in accordance with the terms and conditions of this Agreement, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

ARTICLE V

EXPENSES AND TAXES

5.1	Expenses

Regardless of whether or not the Merger is consummated, each Party shall pay its own costs, fees and expenses arising from the Merger and in connection with this Agreement, including without limitation, the costs, fees and expenses of its counsels, accountants, and any other advisors and/or experts.

5.2	Tax

Any and all taxes of each of the Parties arising herefrom or in connection herewith and the execution and performance hereof or for any other reason shall be borne such Party in accordance with applicable laws and regulations and nothing herein shall be construed to express or imply that the Parties shall be jointly liable for any of such obligations.

ARTICLE VI

MISCELLANEOUS

6.1	Amendments and Modification

Subject to applicable laws and regulations, this Agreement may be amended, modified and supplemented only by written agreement between the Parties.

6.2	Assignment

This Agreement is not intended to confer upon any person other than the Parties any rights hereunder. Neither this Agreement nor any of the rights, interests or obligations of either Party hereunder shall be assigned by either Party hereto (whether by operation of law or otherwise) without the prior written consent of the other Party. Any purported assignment hereof without required consent shall be null and void. Subject to the preceding provision, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

6.3	Severability

In the event that any of the provisions contained herein is rendered invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any of the other provisions hereof, which shall nevertheless remain in full force and effect, and this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had never been contained herein.

6.4	Notices

Any notice required or permitted to be given under this Agreement shall be in writing and be (i) personally delivered, (ii) transmitted by telecopier (with confirmation by mail, postage prepaid, registered or certified, return receipt requested, or by airmail in the event of mailing for delivery outside of the country in which mailed), or (iii) delivered by an overnight courier, to the other Party as follows, as elected by the Party giving such notice:

To Party A:	Photronics, Inc.
Attention:	General Counsel
Address:	15 Secor Road
Brookfield, CT 06804
Fax No.

To Party B:	DNP Photomask Technology Taiwan Co. Ltd.
Attention:
Address:
Fax No.

Except as otherwise specified herein, any and all notices and other communications shall be deemed to have been duly served on the date of receipt thereof. Either Party may change its address for purposes hereof by a written notice as aforesaid to the other Party.

6.5	Governing Law

This Agreement shall be construed, interpreted and governed by the laws of the R.O.C.

6.6	Governing Language

This Agreement is executed in English.

6.7	Arbitration

In the event of any dispute, controversy or claim arising out of or in connection with this Agreement (each, a “Dispute”), the Parties shall use their reasonable efforts to resolve such Dispute within a period of ninety (90) days commencing from either Party’s receipt of a notice from the other Party stating the existence of a Dispute . In the event any such Dispute is not so resolved, either Party may refer such Dispute to the Arbitration Association of the R.O.C. in Taipei, Taiwan for arbitration in accordance with the Arbitration Act of the R.O.C. and the Rules of the Arbitration Association of the R.O.C.

6.8	Counterparts

This Agreement shall be executed in two counterparts, which shall be deemed one and the same agreement and take effect upon execution thereof by the Parties hereto and delivery of one thereof to the other Party.

6.9	Termination

(a)	This Agreement constitutes binding obligations of each of the Parties and shall take effect as of the Signing Date until it has been terminated in accordance with this Article 6.9.

(b)	Prior to the Closing, this Agreement shall terminate upon the earliest occurrence of one of the following events:

(i) the written consent of the Parties;

(ii) by written notice delivered by the non-defaulting Party to the Party in default, in the event of any material breach, noncompliance or other default of any provision of this Agreement or any other Transaction Agreement, which, if capable of cure, is not cured within thirty (30) calendar days after receipt by such defaulting Party of a written notice, which shall specify such default, from the non-defaulting Party;

(iii) by written notice from either Party to the other Party hereto, in the event that any of the Regulatory Approvals has been disapproved by the relevant competent authority by a final decision that is unable to be changed by re-application or supplemental filing or any required third party consent listed in Schedule I has been rejected;

(iv) by written notice from either Party to the other Party hereto, in the event that the Closing does not occur on or prior * (or such later date agreed by the Parties in writing); and

(v) upon any termination of the Framework Agreement.

(c)	After this Agreement has been terminated, both Parties shall adopt necessary actions to cease to proceed the Merger and either Party may request the other Party to return any and all documents, information, files, articles, plans, trade secrets, and other tangible data obtained in connection with the Merger within seven (7) business days after such termination.

6.10	Indemnification

Article 12 of the Framework Agreement shall apply mutatis mutandis to this Agreement.

6.11	Confidentiality

Before Closing, unless otherwise provided for under applicable law, regulations, or this Agreement, and except for disclosure made to shareholders and affiliates of either Party, the Parties agree that any documents, information, files, articles, plans, trade secrets, and other tangible or intangible data obtained from the other Party before the Closing for the purpose of the Merger shall be kept in strict confidence.

The forgoing confidentiality obligation shall survive the termination, rescindment, cancellation, or loss of effectiveness of this Agreement.

IN WITNESS WHEREOF, the Parties have executed or caused this Agreement to be duly executed as of the date first written above.

- The remaining is left blank intentionally -

Photronics Semiconductor Mask Corp.

_________________________
By:
Title:
Address:

DNP Photomask Technology Taiwan Co. Ltd.

_________________________
By:
Title:
Address:

EXHIBIT A

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EXHIBIT B

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EXHIBIT C

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Schedule I

*

Schedule II

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